UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ X] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

    Hurst,               Robert                  J.
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   (Last)               (First)                 (Middle)
    c/o Goldman, Sachs & Co.
    85 Broad Street
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                                    (Street)

    New York,                        New York                          10004
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   (City)                           (State)                           (Zip)


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2. Issuer Name and Ticker or Trading Symbol

    Constellation Energy Group, Inc.
    (CEG)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

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4. Statement for Month/Year

    FYE December 31, 2001
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [ X ]   Other (specify below)

                         Former Director
          --------------------------------------------------

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7. Individual or Joint/Group Reporting
   (Check applicable line)

   [ X ] Form Filed by One Reporting Person
   [   ] Form Filed by More than One Reporting Person

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

====================================================================================================================================
                          Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                        |
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                                 |                 |            |                               |             |         |          |
                                 |                 |            |                               |5.           |6.       |          |
                                 |                 |            |4.                             |Amount of    |Owner-   |          |
                                 |                 |            |Securities Acquired (A) or     |Securities   |ship     |          |
                                 |                 |            |Disposed of (D)                |Beneficially |Form:    |7.        |
                                 |                 |            |(Instr. 3, 4 and 5)            |Owned at end |Direct   |Nature of |
                                 |2.               | 3.         |-------------------------------|of Issuer's  |(D) or   |Indirect  |
1.                               |Transaction      |Transaction |              | (A)  |         |Fiscal Year  |Indirect |Beneficial|
Title of Security                |Date             |Code        |    Amount    | or   | Price   |(Instr. 3    |(I)      |Ownership |
(Instr. 3)                       |(Month/Day/Year) |(Instr. 8)  |              | (D)  |         |and 4)       |(Instr.4)|(Instr. 4)|
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
                                 |                 |            |              |      |         |             |         |          |
                                 |                 |            |              |      |         |             |         |          |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

FORM 5 (continued)

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                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially owned                          |
                                    (e.g., puts, calls, warrants, options, convertible securities)                                 |
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              |       |          |      |               |                     |                  |         |         |      |      |
              |       |          |      |               |                     |                  |         |9.       |10.   |      |
              |       |          |      |               |                     |                  |         |Number   |Owner-|      |
              |       |          |      |               |                     |                  |         |of       |ship  |      |
              |2.     |          |      |               |                     |                  |         |Deriv-   |of    |      |
              |Conver-|          |      |5.             |                     |7.                |         |ative    |Deriv-|11.   |
              |sion   |          |      |Number of      |                     |Title and Amount  |         |Secur-   |ative |Nature|
              |or     |          |      |Derivative     |6.                   |of Underlying     |8.       |ities    |Secur-|of    |
              |Exer-  |          |      |Securities     |Date                 |Securities        |Price    |Bene-    |ity:  |In-   |
              |cise   |3.        |      |Acquired (A)   |Exercisable and      |(Instr. 3 and 4)  |of       |ficially |Direct|direct|
              |Price  |Trans-    |4.    |or Disposed    |Expiration Date      |------------------|Deriv-   |Owned    |(D) or|Bene- |
1.            |of     |action    |Trans-|of (D)         |(Month/Day/Year)     |          |Amount |ative    |at End   |In-   |ficial|
Title of      |Deriv- |Date      |action|(Instr. 3,     |---------------------|          |or     |Secur-   |of       |direct|Owner-|
Derivative    |ative  |(Month/   |Code  |4 and 5)       |Date      |Expira-   |          |Number |ity      |Year     |(I)   |ship  |
Security      |Secur- |Day/      |(Instr|---------------|Exer-     |tion      |          |of     |(Instr.  |(Instr.  |(Instr|(Instr|
(Instr. 3)    |ity    |Year)     |8)    | (A)   |(D)    |cisable   |Date      |Title     |Shares |5)       |4)       |4)    |4)    |
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
Deferred Stock|       |          |      |       |       |          |          |Common    |       |         |         |      |      |
Units         |  02   |    02    |  A   |638.729|       |    03    |    03    |Stock     |638.729|   02    |         | 01,03| 01,03|
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Deferred Stock|       |          |      |       |       |          |          |Common    |       |         |         |      |      |
Units         |  03   | 11/9/01  |  D   |       |790.651|    03    |    03    |Stock     |790.651|$24.476  |   -0-   | 01,03| 01,03|
====================================================================================================================================

Explanation of Responses:

01: The Reporting Person is a managing director of Goldman, Sachs & Co. ("Goldman Sachs"). Goldman Sachs is an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. ("GS Group"). The Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein.

02: These  deferred  stock units were accrued on various dates  between  January
2001 and October 2001 under Constellation Energy Group, Inc.'s Deferred Compensation Plan for Non-Employee Directors (the "Plan") at prices ranging from $24.4360 to $44.1750.

03: These deferred stock units were accrued under the Plan. Pursuant to their terms, the Deferred Stock Units were settled in cash upon the Reporting Person's resignation from the Issuer's Board of Directors.






By:  s/ Roger S. Begelman                                   February 14, 2002
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      **Signature of Reporting Person                             Date
            Attorney-in-fact


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the Reporting Person pursuant to Rule 101(b)(4) of Regulation S-T.